EXHIBIT 99.1

News
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141

P.O. Box 66760 St. Louis, Missouri 63166-6760

FOR IMMEDIATE RELEASE

Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914
Solutia Announces First Quarter 2008 Results
ST. LOUIS— May 7, 2008
Highlights
•	Net sales increased to $985 million from $702 million over the same period last year;
o	Strategic investments enabled strong volume gains over prior year
•	Adjusted EBITDAR increased to $88 million from $75 million, over the same period, inclusive of $63 million increase in raw materials and energy costs
     Solutia Inc. (NYSE: SOA) today reported net sales of $985 million for the first quarter of 2008, a 40% increase over net sales of $702 million for the same period in 2007. Approximately 29% of this increase is attributable to the consolidation of Flexsys sales beginning on May 1, 2007, following Solutia’s acquisition of the remaining 50% share of its former joint venture. On a pro-forma basis, adjusting 2007 first quarter sales to include Flexsys, sales increased 14% over the prior year.
     Solutia had consolidated net income of $1,420 million for the first quarter 2008 compared to a loss of $8 million for the same period in 2007. Solutia’s results were impacted by reorganization items and certain gains and losses of $1,416 million after-tax and ($23) million after-tax in 2008 and 2007 respectively. After consideration of these special items in both periods, income was down $11 million from $15 million in the first quarter of 2007 to $4 million in the first quarter of 2008. This decline was the result of a higher percentage of the company’s pre-tax earnings from foreign jurisdictions subject to income tax, higher interest costs and increased depreciation and amortization expense.
     “Despite softness in U.S. automotive and housing markets, our first quarter results reflect strong volume gains across most businesses which demonstrates the improved geographic and end use diversity of the company’s portfolio,” commented Jeffry Quinn, chairman, president and chief executive officer of Solutia Inc. “While selling prices trailed raw material cost increases in the quarter, in particular in the Integrated Nylon segment, this was not unexpected given the increasing cost profile across the quarter. We are off to a solid start in 2008, and are focused on getting selling prices up over the coming quarters. “
Fresh Start Accounting
     Upon emergence from chapter 11 reorganization, Solutia adopted fresh-start accounting, as required by generally accepted accounting principles. This resulted in the company having a new capital structure, a new basis in identifiable assets and liabilities and no retained earnings or accumulated losses as of March 1, 2008. Accordingly, the company’s financial information shown for periods prior to March 1, 2008 (“Predecessor”) is not comparable to consolidated financial statements presented on or after March 1, 2008 (“Successor”). However, for the readers’ convenience the current year results of operations for these two periods of the Predecessor and the Successor have been combined in this news release. As a result of the increased asset values through the application of fresh-start accounting and the implementation of new stock based incentive plans at emergence, 2008 operating earnings include an additional

$3 million of non-cash expenses consisting of $2 million additional depreciation and amortization expense and stock compensation expense of $1 million. In addition, reported profitability in all segments was adversely affected by charges resulting from the step-up in basis of the company’s inventory in accordance with fresh start accounting in the aggregate amount of $25 million.
     The table below is provided to assist the reader with combined consolidated and segment sales, EBITDAR(1) and Adjusted EBITDAR (3) comparability between the first quarter 2008 and the first quarter 2007.

	Three Months Ended March 31
								2007
From Continuing Operations	Combined		2008 As			2007 As	2007	Adjusted	%
(in millions)	2008	Adjustments(2)	Adjusted	2007	Adjustments(2)	Adjusted	Flexsys	Pro forma	change

Net Sales
Saflex	193		193	169		169		169	14%
CPFilms	62		62	59		59		59	5%
Technical Specialties	252		252	39		39	164	203	24%
Integrated Nylon	468		468	426		426		426	10%
Corporate/Other	10		10	9		9		9	11%

Total	985		985	702		702	164	866	14%

EBITDAR(1)
Saflex	20	13	33	28		28		28	18%
CPFilms	12	4	16	16		16		16	0%
Technical Specialties	52	7	59	8		8	36	44	34%
Integrated Nylon	(9)	2	(7)	28		28		28	-126%
Corporate/Other	(11)	(2)	(13)	(12)	7	(5)	(9)	(14)	7%

Total	64	24	88	68	7	75	27	102	-14%

(1)	EBITDAR is defined as earning before interest expense, income taxes, depreciation and amortization, and reorganization items, net

(2)	Adjustments include Events Affecting Comparability (see table below) and non-cash stock compensation expense

(3)	Adjusted EBITDAR is EBITDAR (as defined above), excluding Events Affecting Comparability (see table below) and non-cash stock compensation expense
Consolidated Results
     Reported combined consolidated EBITDAR for the first quarter decreased to $64 million from $68 million in 2007. After taking into consideration certain net losses (as described above in Adjustments) of $24 million and $7 million respectively for 2008 and 2007, adjusted

EBITDAR increased to $88 million from $75 million. On a pro-forma basis, adjusting 2007 first quarter results to include Flexsys, adjusted EBITDAR in the first quarter 2008 decreased $14 million from $102 million in 2007.
Segment Data
     As previously announced on March 10, 2008, Solutia realigned its financial reporting to four segments from its previous two segment reporting structure. The four segments are Saflex, CPFilms, Technical Specialties, and Integrated Nylon. Management believes this new reporting structure more effectively communicates Solutia’s current operating environment and business unit strategies, while concurrently providing increased transparency into the company’s operating and financial performance.
Saflex Segment
     Saflex’s first quarter 2008 net sales were $193 million, up $24 million or 14% from the same period of 2007.
     EBITDAR decreased $8 million to $20 million for the first quarter of 2008 compared to the prior year period. EBITDAR for this business was adversely affected by a non-cash charge of $12 million associated with the fresh start accounting step-up in basis of inventory and $1 million of severance and retraining cost. Excluding these charges, EBITDAR increased by $5 million, or 18% primarily due to stronger revenues in comparison to the prior year.
CPFilms Segment
     CPFilms’ first quarter 2008 net sales were $62 million, up $3 million or 5% from the same period in 2007.
     EBITDAR decreased $4 million to $12 million for the first quarter of 2008, compared to the prior year period. Excluding a $4 million non-cash charge associated with the fresh start accounting step-up in basis of the segment’s inventory, EBITDAR was equal to that of the previous year with the earnings increase from higher revenues offset by targeted spending on international market development programs.
Technical Specialties Segment
     Technical Specialties net sales for the first quarter 2008 of $252 million increased by $213 million compared to 2007. Including Flexsys on a pro forma basis, sales improved $49 million or 24% over 2007.
     EBITDAR increased $44 million to $52 million during the first quarter 2008 compared to the prior year period. Including Flexsys on a pro forma basis, EBITDAR increased $15 million, excluding a $7 million non-cash charge associated with the fresh start accounting step-up in basis of the segment’s inventory, primarily due to stronger revenues versus the prior year.
Integrated Nylon Segment
     Integrated Nylon net sales for the first quarter 2008 of $468 million increased $42 million or 10% compared to 2007.
     Integrated Nylon EBITDAR decreased $37 million to a $9 million loss during the first quarter 2008 compared to the prior year period. This segment was also impacted by fresh start accounting related to step-up in inventory basis in the amount of $2 million. Excluding this charge, the $35 million decrease in year-over-year adjusted EBITDAR is primarily attributable to higher raw material costs that were only partially recovered with higher selling prices in the quarter.
Unallocated and Other
     After taking into consideration gains and losses and decreases in equity earnings as a result of the Flexsys acquisition, corporate and other expenses were flat compared to the first quarter 2007.

Cash Flow
     Cash from operations in first quarter 2008 was a use of $469 million. This included $355 million of reorganization related cash outflows required to facilitate emergence from Chapter 11, a $151 million seasonal increase in inventory and accounts receivable and a $19 million mandatory contribution to the domestic pension plan.
Outlook
     Assuming raw material costs plateau as currently anticipated in the second quarter, the Company expects 2008 adjusted EBITDAR in the $375 million to $400 million range. This compares to $376 million of pro forma adjusted EBITDAR in 2007, inclusive of Flexsys results on a full year basis.
First Quarter Conference Call
     The company will hold a conference call at 9 a.m. Central Time (10 a.m. Eastern Time) on Thursday, May 8, 2008, during which Solutia executives will elaborate upon the company’s first quarter 2008 financial results, and discuss the company’s improved strategic and financial position following its first quarter emergence from Chapter 11 reorganization.
     A live webcast of the conference call will be available through the Investors section of www.solutia.com. The phone number for the call is 888-713-4209 (U.S.) or 617-213-4863 (International), and the pass code is 10837115. Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event at https://www.theconferencingservice.com/prereg/key.process. A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801-6888 (International) and entering the pass code 77722920.

Summary of Events Affecting Comparability
     Gains and losses (as identified by footnotes a, b & c below) recorded in the first quarter of 2008 and 2007 and other events affecting comparability have been summarized and described in the table and accompanying footnotes below (dollars in millions):
2008 Events

	Technical		Integrated		Unallocated/
Increase/(Decrease)	Specialties	SAFLEX®	Nylon	CPFilms	Other	Consolidated
Impact on:
Cost of goods sold	$7	$12	$2	$4	$—	$25	(a)
	—	—	—	—	(3)	(3	)(b)
	—	1	—	—	—	1	(c)

Operating Income Impact	(7)	(13)	(2)	(4)	3	(23)

Reorganization Items, net	—	—	—	—	1,633	1,633	(d)

Pre-tax Income Statement Impact	$(7)	$(13)	$(2)	$(4)	$1,636	1,610

Income tax impact						194	(e)

After-tax Income Statement Impact						$1,416

a)	Charges resulting from the step-up in basis of our inventory in accordance with fresh-start accounting ($25 million pre-tax and after-tax).

b)	Gain resulting from joint settlements with Monsanto of legacy insurance policies with insolvent insurance carriers ($3 million pre-tax and after-tax).

c)	Restructuring costs related principally to severance and retraining costs ($1 million pre-tax and after-tax).

d)	Reorganization items, net consist of the following: $104 million charge on the settlement of liabilities subject to compromise, $1,789 million gain from fresh-start accounting adjustments, and $52 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings ($1,633 million pre-tax and $1,439 after-tax).

e)	Income tax expense has been provided on gains and charges at the tax rate in the jurisdiction in which they have been or will be realized.
2007 Events

	Technical		Integrated		Unallocated/
Increase/(Decrease)	Specialties	SAFLEX®	Nylon	CPFilms	Other	Consolidated
Impact on:
Cost of goods sold	$—	$—	$—	$—	$—	$—

Operating Income Impact			—	—	—	—

Loss on debt modification	—	—	—	—	(7)	(7	)(a)
Reorganization Items, net	—	—	—	—	(16)	(16	)(b)

Pre-tax Income Statement Impact	$—	$—	$—	$—	$(23)	(23)

Income tax impact						—	(c)

After-tax Income Statement Impact						$(23)

a)	Charges of approximately $7 million (pre-tax and after-tax — see note (c) below) to record the write-off of debt issuance costs and to record the DIP facility as modified at its fair value as of the amendment date.

b)	Reorganization items, net consist of the following: $15 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings and $1 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain our employees approved by the Bankruptcy Court ($16 million pre-tax and after-tax — see note (c) below).

c)	The above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to our Chapter 11 bankruptcy filing.
Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number
     For the purpose of this press release, the company has used certain pro forma and other financial measures such as EBITDAR (defined as earning before interest expense, income taxes, depreciation and amortization and reorganization items, net) and Adjusted EBITDAR (to include EBITDAR and exclude gains and losses and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States (GAAP). The company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do. Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures. Reconciliations of these measures to GAAP measures are included immediately below.
Reconciliation of Adjusted EBITDAR to Income (Loss) from Continuing Operations

			Combined
	Predecessor	Successor	Three	Predecessor
	Two Months	One Month	Months	Three Months
	Ended	Ended	Ended	Ended
	February 29,	March 31,	March 31,	March 31,
(dollars in millions)	2008	2008	2008	2007

Adjusted EBITDAR	$62	$26	$88	$75
Add:
Income Tax Expense	(206)	—	(206)	(7)
Reversing tax effect of reorganization and unusual gains/losses	194	0	194	0

Income Tax Expense (net)	(12)	—	(12)	(7)
Interest Expense	(21)	(18)	(39)	(28)
Depreciation and Amortization	(20)	(12)	(32)	(25)
Non-cash Stock Compensation Expense	—	(1)	(1)	—

Income from Continuing Operations before unusual gains/losses & reorg	9	(5)	4	15
Reorganization Items (2008 Gross $1633M, net of tax $1439M)	1,439	—	1,439	(16)
Gains & Losses (2008 gross and after-tax $23M)	2	(25)	(23)	(7)

Income (Loss) from Continuing Operations	$1,450	$(30)	$1,420	$(8)

Reconciliation of Proforma Sales and Adjusted EBITDAR Including Flexsys

		Proforma
	Proforma	Technical
Quarter Ended March 31, 2007 (dollars in millions)	Solutia	Specialties

Net Sales	$702	$39
Add:
Flexsys Net sales for the three months ended March 31, 2007	164	164

Proforma Net Sales with Flexsys on 100% basis	866	203

Adjusted EBITDAR	$75	$8
Flexsys EBITDAR quarter 1 2007	36	36
Back out Equity Income from Flexsys JV	(9)	—

Proforma Adjusted EBITDAR with Flexsys on 100% basis	$102	$44

Reconciliation of 2007 Proforma Adjusted EBITDAR

Net Income Twelve Months Ended 2007	($222)

Taxes	19
Interest Expense	134
Depreciation & Amortization	116
Reorganization Items	298
Gains and (Losses)	(5)
Proforma for Flexsys Full Year 2007
Pre-acquisition Flexsys results	48
Less: Equity Income	(12)

Pro-Forma Consolidated EBITDAR 2007	$376

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Predecessor	Successor	Combined	Predecessor
	Two Months	One Month	Three Months	Three Months
	Ended	Ended	Ended	Ended
	February 29,	March 31,	March 31,	March 31,
	2008	2008	2008	2007
Net Sales	$653	$332	$985	$702
Cost of goods sold	555	316	871	599

Gross Profit	98	16	114	103
Selling, general and administrative expenses	51	26	77	58
Research, development and other operating expenses	5	2	7	8

Operating Income (Loss)	42	(12)	30	37
Equity earnings from affiliates	—	—	—	9
Interest expense	(21)	(18)	(39)	(28)
Other income, net	2	—	2	4
Loss on debt modification	—	—	—	(7)
Reorganization items, net	1,633	—	1,633	(16)

Income (Loss) Before Income Tax Expense	1,656	(30)	1,626	(1)
Income tax expense	206	—	206	7

Net Income (Loss)	$1,450	$(30)	$1,420	$(8)

Basic and Diluted Income (Loss) per Share:
Basic net income (loss) per share	$13.88	$(0.50)	N/A	$(0.08)
Diluted net income (loss) per share	$13.88	$(0.50)	N/A	$(0.08)

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor	Predecessor
	March 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$71	$173
Trade receivables, net of allowances of $0 in 2008 and $4 in 2007	507	448
Miscellaneous receivables	143	133
Inventories	793	417
Prepaid expenses and other assets	93	53
Assets of discontinued operations	5	7

Total Current Assets	1,612	1,231
Property, Plant and Equipment, net of accumulated depreciation of $10 in 2008 and $2,699 in 2007	1,510	1,052
Goodwill	546	149
Identified Intangible Assets, net	855	58
Other Assets	271	150

Total Assets	$4,794	$2,640

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$406	$343
Accrued liabilities	319	296
Short-term debt, including current portion of long-term debt	13	982
Liabilities of discontinued operations	4	6

Total Current Liabilities	742	1,627
Long-Term Debt	1,848	359
Postretirement Liabilities	458	80
Environmental Remediation Liabilities	297	61
Deferred Tax Liabilities	234	45
Other Liabilities	185	141
Liabilities Subject to Compromise	—	1,922

Shareholders’ Equity (Deficit):
Successor common stock at $0.01 par value; (500,000,000 shares authorized, 60,763,046 shares issued and outstanding in 2008)	1	—
Predecessor common stock at $0.01 par value; (600,000,000 shares authorized, 118,400,635 shares issued and outstanding in 2007)	—	1
Additional contributed capital	1,037	56
Predecessor stock held in treasury, at cost, 13,941,057 shares in 2007	—	(251)
Predecessor net deficiency of assets at spin-off	—	(113)
Accumulated other comprehensive income (loss)	22	(46)
Accumulated deficit	(30)	(1,242)

Total Shareholders’ Equity (Deficit)	1,030	(1,595)

Total Liabilities and Shareholders’ Equity (Deficit)	$4,794	$2,640

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Predecessor	Successor	Combined	Predecessor
	Two Months	One Month	Three Months	Three Months
	Ended	Ended	Ended	Ended
	February 29,	March 31,	March 31,	March 31,
	2008	2008	2008	2007
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss)	$1,450	$(30)	$1,420	$(8)
Adjustments to reconcile to net income (loss) to net cash used in operations:
Depreciation and amortization	20	12	32	25
Revaluation of assets and liabilities, net of tax	(1,591)	—	(1,591)	—
Discharge of claims and liabilities, net of tax	100	—	100	—
Other reorganization items, net	52	—	52	15
Pension expense (less than) in excess of contributions	(18)	—	(18)	(29)
Other postretirement benefits expense less than payments	(6)	(1)	(7)	(12)
Amortization of deferred credits	(1)	(1)	(2)	(2)
Amortization of deferred debt issuance costs	—	2	2	—
Deferred income taxes	4	(1)	3	3
Equity earnings from affiliates	—	—	—	(9)
Restructuring expenses and other charges	(2)	25	23	7
Changes in assets and liabilities:
Income taxes payable	5	4	9	—
Trade receivables	(34)	(24)	(58)	(48)
Inventories	(66)	(27)	(93)	(41)
Accounts payable	41	(3)	38	23
Environmental remediation liabilities	(1)	(1)	(2)	(1)
Other assets and liabilities	(18)	(5)	(23)	(23)

Cash Used in Continuing Operations before Reorganization Activities	(65)	(50)	(115)	(100)
Reorganization Activities:
Establishment of VEBA retiree trust	(175)	—	(175)	—
Establishment of restricted cash for environmental remediation and other legacy payments	(46)	—	(46)	—
Payment for allowed secured and administrative claims	(79)	—	(79)	—
Professional service fees	(31)	(7)	(38)	(16)
Other reorganization and emergence related payments	(17)	—	(17)	(3)

Cash Used in Reorganization Activities	(348)	(7)	(355)	(19)

Cash Used in Operations – Continuing Operations	(413)	(57)	(470)	(119)
Cash Provided by Operations – Discontinued Operations	1	—	1	—

Cash Used in Operations	(412)	(57)	(469)	(119)

INVESTING ACTIVITIES:
Restricted cash for acquisition	—	—	—	(150)
Property, plant and equipment purchases	(29)	(5)	(34)	(36)
Investment proceeds and property disposals, net	—	—	—	4

Cash Used in Investing Activities-Continuing Operations	(29)	(5)	(34)	(182)
Cash Used in Investing Activities-Discontinued Operations	—	—	—	(1)

Cash Used in Investing Activities	(29)	(5)	(34)	(183)

FINANCING ACTIVITIES:
Proceeds from long-term debt obligations	1,600	—	1,600	—
Net change in long-term revolving credit facilities	190	53	243	—
Proceeds from stock issuance	250	—	250	—
Proceeds from short-term debt obligations	—	—	—	325
Payment of short-term debt obligations	(966)	—	(966)	—
Payment of long-term debt obligations	(366)	(3)	(369)	—
Payment of debt obligations subject to compromise	(221)	—	(221)	—
Debt issuance costs	(136)	—	(136)	(5)

Cash Provided by Financing Activities	351	50	401	320

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(90)	(12)	(102)	18
CASH AND CASH EQUIVALENTS:
Beginning of period	173	83	173	150

End of period	$83	$71	$71	$168

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$43	$6	$49	$37
Cash payments for income taxes	4	1	5	2

Notes to Editor: Saflex, CPFilms, Flexsys, Crystex, Therminol, Ascend and Vydyne are registered trademarks of Solutia Inc. and/or its subsidiaries.
Important Information Regarding Outlook
There is no guarantee that Solutia will achieve its projected financial expectation for 2008 which is based on management estimates, currently available information and assumptions which management believes to be reasonable. Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management. See “Forward-Looking Statements” below.
Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.
Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Wear-Dated®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 6,000 employees in more than 60 locations. More information is available at www.Solutia.com.
Source: Solutia Inc.
St. Louis